Exhibit 99.1

NEWS RELEASE
For more information, contact
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

Flagstar Announces Executive Leadership Appointments

Alessandro DiNello Named President and Chief Administrative Officer
Matthew Kerin Named President, Mortgage Banking Division

TROY, Mich. (December 21, 2012) – Flagstar Bancorp, Inc. (NYSE: FBC), together with its subsidiary, Flagstar Bank, FSB (the "Company") today announced two appointments to the Company’s executive leadership team. Alessandro (“Sandro”) DiNello, currently Executive Vice President, Personal Financial Services, has been named President and Chief Administrative Officer of Flagstar Bank and Matthew Kerin, currently Executive Vice President, Managing Director of Mortgage Banking, has been named President, Mortgage Banking. The formal appointments are subject to receipt of regulatory non-objection.

“We are pleased to congratulate Sandro and Matt on their new roles,” said Michael Tierney, President and Chief Executive Officer of Flagstar Bancorp, Inc. “Together they have over 60 years of financial services expertise across retail, consumer and commercial banking, and I know that they will continue to enhance Flagstar’s culture of compliance in their respective business areas. Sandro and Matt are both committed to the continued safety and soundness of Flagstar, with a strong focus on quality, risk management and good governance, and together, we will lead Flagstar into the future.”

As President and CAO of Flagstar Bank, Mr. DiNello will be responsible for all banking operations. Mr. DiNello will also lead the Company’s efforts to coordinate and ensure compliance with its regulatory agreements. He joined the Company in 1979 and has served in various senior management roles, including Executive Vice President, Retail Banking.

“I look forward to taking this new position at Flagstar,” Mr. DiNello said. “Having been a part of this organization for over 30 years, I have never been as excited about our future as I am today. While there is still work to be done to further enhance our risk management and controls, systems and processes, we remain focused on continuing to do so. We are building a best-in-class bank that utilizes first-rate management information systems and operational metrics to drive every decision that we make. Our renewed focus on technology and information, as well as our strong commitment to good governance, will prepare Flagstar, its management and its board for success for years to come.”

As President of Flagstar’s Mortgage Banking Division, Mr. Kerin will have overarching responsibility for all mortgage-related functions, with an emphasis on risk management, operational efficiency and quality control.

Mr. Kerin commented, “My team and I, as well as Flagstar’s executive management team and Board of Directors, are firmly committed to building a sustainable mortgage business with an emphasis on risk management, quality control and operational excellence. We are building a best-in-class mortgage banking operation.”

Prior to joining the Company in 2009, Mr. Kerin served as head of corporate specialties at Sovereign Bancorp, overseeing multiple business units including mortgage banking and warehouse lending. Before Sovereign Bank, he held various senior management roles at Columbia Managing Distributors, FleetBoston Shawmut Bank and Hartford National Bank.

By implementing these management changes, Flagstar is strengthening its commitment to be a first class super-community bank that always strives to provide the best service to its customers and to all of its stakeholders.

About Flagstar

Flagstar Bancorp, Inc. is the holding company for Flagstar Bank, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $14.9 billion in total assets at September 30, 2012, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of September 30, 2012, Flagstar operated 111 branches in Michigan, 31 home loan centers in 14 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's results of operations, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Forms 10-K and 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; and the imposition of regulatory enforcement actions against us; and our compliance with the Consent Order. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.